                                                                    Exhibit 10.7



        1997-2001 OFFICE DEPOT, INC. DESIGNATED EXECUTIVE INCENTIVE PLAN
                      [conformed to include 1997 amendment]

SECTION 1. PURPOSE. The purpose of the Plan is to advance the interests of the Company and its stockholders by providing incentives to certain designated key employees of the Company in order to attract, retain and reward such key employees and to strengthen the existing mutuality of interests between such designated key employees and the Company's stockholders.

SECTION 2.  DEFINITIONS.

                  (a) "Board" means the Board of Directors of the Company.

                  (b) "Code" means the Internal Revenue Code of 1986, as amended, and any successor thereto.

                  (c) "Committee" means a committee of the Board consisting of two or more outside directors within the meaning of Section 162(m) of the Code.

                  (d) "Company" means Office Depot, Inc., a Delaware corporation, or any successor corporation.

                  (e) "Incentive Award" means an award under Section 5 that is based on achievement of annual performance objectives.

                  (f) "Participant" means the designated key employees of the Company selected by the Committee each year to participate in the Plan.

                  (g) "Plan" means this 1997-2001 Office Depot, Inc. Designated Executive Incentive Plan.

SECTION 3. ADMINISTRATION. The Plan shall be administered by the Committee. The Committee shall determine the annual performance objectives for the Incentive Awards for each Participant. The Committee shall have the authority to adopt, amend and repeal such rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any Incentive Award issued under the Plan; and to otherwise supervise the administration of the Plan. All decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee's sole discretion and shall be final and binding on all persons. The Committee shall have the power to decrease or eliminate an Incentive Award.

SECTION 4. ELIGIBILITY. Key employees of the Company are eligible to be granted Incentive Awards under the Plan.

SECTION 5. INCENTIVE AWARDS. The Committee may grant Incentive Awards based on achievement of annual performance objectives. These performance objectives shall be based on one or more of the following criteria, as adjusted for merger costs as presented on the Company's audited financial statements: pre-tax earnings, net earnings, earnings per share, return on assets and return on equity. The Committee shall determine the annual performance objectives and the corresponding award levels for each Participant each year within the first 90 days of such year. An Incentive Award shall be paid out in cash and may be paid only after the Committee has certified in writing that the corresponding annual performance objective was achieved.

SECTION 6. MAXIMUM COMPENSATION. The maximum dollar amount that any Participant may be paid in any single year under the Plan may not exceed $2,000,000.

SECTION 7. TERMINATION. The Board may terminate the Plan at any time.

SECTION 8. EFFECTIVE DATE OF THE PLAN. The Plan shall be effective as of January 1, 1994, subject to approval of the Plan by the Company's stockholders. Any Incentive Awards made under the Plan prior to such approval shall be effective when made, but shall be conditioned on, and subject to, such approval of the Plan by such stockholders.

SECTION 9. TERM OF THE PLAN. No Incentive Award may be granted under the Plan after 2001.




                                      - 2 -